Exhibit 99.2
AMB PROPERTY, L.P. TO OFFER GUARANTEED NOTES DUE 2016 AND
GUARANTEED NOTES DUE 2019
SAN FRANCISCO, November 17, 2009 – AMB Property Corporation (NYSE: AMB) announced today that its operating subsidiary, AMB Property, L.P. (the “Operating Partnership”), intends to offer a new series of notes due 2016 and a new series of notes due 2019 in an underwritten registered public offering. The notes will be senior unsecured obligations of the Operating Partnership and will be fully and unconditionally guaranteed by AMB Property Corporation. The aggregate principal amounts and coupon rates of the notes will be determined at the time the notes are sold to investors. The offering will be made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC) on August 14, 2009. The offering is expected to close on November 20, 2009, subject to customary closing conditions.
The Operating Partnership intends to use the net proceeds of the offering to finance the purchase of up to $250 million aggregate principal amount of the Operating Partnership’s outstanding 6.30% notes due 2013, 5.90% notes due 2013, 7.00% notes due 2011 and 6.75% notes due 2011 pursuant to a tender offer commenced on November 17, 2009. In the event that the net proceeds are greater than the purchase price and accrued and unpaid interest on such tendered 2013 and 2011 notes, the Operating Partnership intends to use the additional proceeds to repay borrowings under its $230 million term loan due 2010 and reduce borrowings under its $500 million unsecured revolving credit facility.
A copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Toll-Free: 1-800-294-1322, Attention: Prospectus Department; J.P. Morgan Securities Inc., 270 Park Avenue, High Grade Syndicate Desk, 8th Floor, New York, NY 10017, Telephone: 212-834-4533; or Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Toll-Free: 1-866-718-1649, Email: prospectus@morganstanley.com, Attention: Prospectus Department.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The offering is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
AMB Property Corporation.(r) Local partner to global trade.(tm)

AMB Property Corporation(r) is a leading owner, operator and developer of global industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of September 30, 2009, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 156.1 million square feet (14.5 million square meters) in 47 markets within 14 countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio comprises High Throughput Distribution(r) facilities-industrial properties built for speed and located near airports, seaports and ground transportation systems.
AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at
+1 415 394 9000.
Some of the information included in this press release contains forward-looking statements, such as statements related to the offering and the issuance and sale of the notes, expected use of the net proceeds and the availability of a final prospectus supplement, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting, “ “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements are qualified in their entirety by this statement. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements contained in this press release: any material adverse change in the financial or securities markets within or outside the United States or in political, financial or economic conditions within or outside the United States or any material outbreak or material escalation of hostilities within or outside the United States or declaration by the United States of a national emergency or war or other material calamity or crisis within or outside the United States, including, without limitation, an act of terrorism, any suspension or limitation of trading in securities generally or in any of the securities of AMB by the SEC, by any exchange that lists such securities or in any over-the-counter market, any declaration by any governmental authority of a general banking moratorium, any financial market fluctuations, actual or perceived changes in general economic conditions, global trade or in the real estate sector, inflation risks, an actual or perceived downturn in the U.S., California or global economy, and certain other matters discussed under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.
SOURCE: AMB Property Corporation
CONTACT:
AMB CONTACTS

Tracy A. Ward	Rachel E. M. Bennett
Vice President, IR & Corporate Communications	Director, Media & Public Relations
Direct +1 415 733 9565	Direct +1 415 733 9532
Email tward@amb.com	Email rbennett@amb.com